EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	July 23, 2008
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports
Second Quarter and Year-to-Date 2008 Earnings
Second Quarter Earnings Increase 9.4% from 2007
PLANO, Texas, July 23, 2008 — ViewPoint Financial Group (NasdaqGS: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and six month periods ended June 30, 2008. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which will be filed in August and posted on our website, http://viewpointbank.com. Highlights for the quarter include:
•	Total assets of $1.86 billion, an increase of 12.1% from December 31, 2007

•	Total deposits of $1.41 billion, an increase of 8.4% from December 31, 2007

•	Total net loans (including loans held for sale) of $1.05 billion, an increase of 13.9% from December 31, 2007

•	Net income of $3.0 million for the six months ended June 30, 2008, an increase of 23.3% from the six months ended June 30, 2007

•	$0.06 basic and diluted earnings per share for the quarter ended June 30, 2008

•	$0.12 basic and diluted earnings per share for the six months ended June 30, 2008
“Midway through 2008, we are very pleased with our financial results,” said Gary Base, President and Chief Executive Officer. “We have continued to grow our residential and commercial real estate loan portfolios while maintaining our asset quality, and net income and earnings per share have increased compared to last year. We look forward to continuing these positive trends through the rest of the year.”
Our asset quality remains solid and we do not offer any subprime loan origination products. Net charge-offs for the six months ended June 30, 2008, totaled $1.5 million, down $399,000 from net charge-offs of $1.9 million for the six months ended June 30, 2007.

Our non-performing loans to total loans ratio was 0.33% at June 30, 2008, down five basis points from 0.38% at December 31, 2007. The loans that we originate are subject to stringent underwriting guidelines and are carefully evaluated before being placed in our portfolio. The vast majority of our residential real estate loans are full-documentation, standard “A” type products. In 2008, the loans originated by our mortgage banking division, Bankers Financial Mortgage Group (operated through our wholly-owned subsidiary, Community Financial Services, Inc.) and retained in our portfolio had an average loan-to-value ratio of 73.88% and an average credit score of 748.
Results of Operations for the Quarter Ended June 30, 2008
Net income for the quarter ended June 30, 2008, was $1.4 million, an increase of $124,000, or 9.4%, from $1.3 million for the quarter ended June 30, 2007. Earnings for the quarter ended June 30, 2008, included a $96,000 benefit related to the Visa, Inc. (“Visa”) initial public offering and share-based compensation expense of $387,000 from the Equity Incentive Plan adopted in May 2007. The Company recognized share-based compensation expense of $200,000 with no similar Visa-related benefit in the quarter ended June 30, 2007. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables attached to this press release.
Net interest income increased by $1.8 million, or 16.8%, to $12.4 million for the quarter ended June 30, 2008, from $10.6 million for the quarter ended June 30, 2007. The net interest rate spread increased 14 basis points to 2.28% for the quarter ended June 30, 2008, from 2.14% for the same period last year. The net interest margin decreased two basis points to 2.85% for the three months ended June 30, 2008, from 2.87% for the three months ended June 30, 2007.
Interest income increased by $2.4 million, or 11.7%, to $23.2 million for the quarter ended June 30, 2008, from $20.8 million for the quarter ended June 30, 2007. Interest income on loans increased by $1.5 million, or 11.1%, as the average balance of loans outstanding grew by $96.4 million to $1.03 billion for the three months ended June 30, 2008, compared to $935.7 million for the same period last year. The yield earned on loans increased four basis points to 5.92% for the quarter ended June 30, 2008, from 5.88% for the same period last year. An increase of $142.6 million in the average balance of our investment portfolio contributed to a $1.2 million increase in investment interest income. This increase in interest income was partially offset by a $346,000 decline in interest earned on interest-bearing deposits at other financial institutions, as the yield earned on these deposits decreased 311 basis points to 2.24% for the quarter ended June 30, 2008, from 5.35% for the same period last year. The Federal Open Market Committee has reduced its target for the federal funds rate by 325 basis points from June 30, 2007, to June 30, 2008, which has driven the decrease in the yield earned on interest-bearing deposits at other financial institutions.
Interest expense increased by $648,000, or 6.4%, to $10.8 million for the quarter ended June 30, 2008, from $10.1 million for the quarter ended June 30, 2007. The increase in interest expense was partially due to an increase of $105.3 million in the average outstanding balance of Federal Home Loan Bank advances and other borrowings, which we use to leverage our balance sheet and to extend the duration of our liabilities to more closely match our assets.

We also experienced increased interest expense due to a $156.0 million increase in the average balance of time accounts. These increases were partially offset by a decrease in the interest paid on savings and money market accounts, as the balances and the rate paid on these accounts declined from the same period last year. Overall, the rate paid on average interest-bearing liabilities decreased 41 basis points, from 3.45% for the quarter ended June 30, 2007, to 3.04% for the quarter ended June 30, 2008.
Based on management’s evaluation, provisions for loan losses of $1.5 million and $590,000 were made during the three months ended June 30, 2008, and June 30, 2007, respectively. The $916,000 increase in the provision for loan losses was due to the growth in our loan portfolio: our average loans receivable for the three months ended June 30, 2008, increased $96.4 million, or 10.3%, from $935.7 million at June 30, 2007, to $1.03 billion at June 30, 2008.
Noninterest income increased by $2.0 million, or 31.7%, to $8.2 million for the quarter ended June 30, 2008, from $6.2 million for the quarter ended June 30, 2007. The increase in noninterest income was due to an increase of $2.3 million in our net gain on sales of loans, resulting from $66.0 million of loans sold to outside investors by Bankers Financial Mortgage Group. Also, in the quarter ended June 30, 2008, we recognized $269,000 of bank-owned life insurance income from a policy purchased in September 2007, with no corresponding income in the second quarter of 2007. The increase in noninterest income was partially offset by a $457,000 decline in fee income primarily due to decreased non-sufficient funds fees.
Noninterest expense increased by $2.5 million, or 18.2%, to $16.8 million for the quarter ended June 30, 2008, from $14.3 million for the quarter ended June 30, 2007. The increase in noninterest expense was primarily due to higher salaries and benefits expense of $3.0 million, including the salary and benefit costs from the operations of Bankers Financial Mortgage Group acquired in September 2007. We also added experienced staff to our Retail Banking and Commercial Lending teams and had higher share-based compensation expense of $187,000. The increase in noninterest expense was partially offset by lower outside professional services expense of $273,000 due to the reversal of $96,000 of the VISA litigation liability recorded in the fourth quarter of 2007 and decreased management and consulting fees.
Results of Operations for the Six Months Ended June 30, 2008
Net income for the six months ended June 30, 2008, was $3.0 million, an increase of $563,000, or 23.3%, from $2.4 million for the six months ended June 30, 2007. Earnings for the six months ended June 30, 2008, included a $1.2 million benefit related to the Visa initial public offering and share-based compensation expense of $827,000 from the Equity Incentive Plan adopted in May 2007. The Company recognized share-based compensation expense of $200,000 with no similar Visa-related benefit in the six months ended June 30, 2007. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables attached to this press release.

Net interest income increased by $2.6 million, or 12.3%, to $23.8 million for the six months ended June 30, 2008, from $21.2 million for the six months ended June 30, 2007. The net interest rate spread increased six basis points to 2.25% for the six months ended June 30, 2008, from 2.19% for the same period last year. The net interest margin decreased five basis points to 2.85% for the six months ended June 30, 2008, from 2.90% for the six months ended June 30, 2007.
Interest income increased by $4.6 million, or 11.4%, to $45.3 million for the six months ended June 30, 2008, from $40.7 million for the six months ended June 30, 2007. Investment interest income increased by $3.4 million due to increases in the average balances of agency mortgage-backed securities, agency collateralized mortgage obligations and other investment securities. Also, interest earned on loans increased by $2.4 million, as the average balance of loans outstanding increased $51.0 million to $993.8 million for the six months ended June 30, 2008, compared to $942.8 million for the same period last year. The yield earned on loans increased by 18 basis points, to 5.96% for the six months ended June 30, 2008, from 5.78% for the same period last year. This increase in interest income was partially offset by a decrease of $1.2 million in interest earned on interest-bearing deposits at other financial institutions, as the yield earned on these deposits decreased 267 basis points to 2.63% for the six months ended June 30, 2008, from 5.30% for the same period last year. The Federal Open Market Committee has reduced its target for the federal funds rate by 325 basis points from June 30, 2007, to June 30, 2008, which has driven the decrease in the yield earned on interest-bearing deposits at other financial institutions.
Interest expense increased by $2.0 million, or 10.5%, to $21.5 million for the six months ended June 30, 2008, from $19.5 million for the six months ended June 30, 2007. The increase in interest expense was primarily due to increases in the average outstanding balances of time deposits and Federal Home Loan Bank advances. Overall, the rate paid on average interest-bearing liabilities decreased 20 basis points, from 3.38% for the six months ended June 30, 2007, to 3.18% for the six months ended June 30, 2008.
Based on management’s evaluation, provisions for loan losses of $2.6 million and $1.6 million were made during the six months ended June 30, 2008, and June 30, 2007, respectively. The $1.0 million increase in the provision for loan losses was due to the growth in our loan portfolio: our average loans receivable for the six months ended June 30, 2008, increased $51.0 million, or 5.4%, from $942.8 million at June 30, 2007, to $993.8 billion at June 30, 2008.
Noninterest income increased by $4.0 million, or 32.9%, to $16.2 million for the six months ended June 30, 2008, from $12.2 million for the six months ended June 30, 2007. The increase in noninterest income was due to an increase of $4.1 million in our net gain on sales of loans, resulting from $125.4 million of loans sold to outside investors by Bankers Financial Mortgage Group. Additionally, in March 2008, we recognized a gain of $771,000 resulting from the redemption of 18,029 shares of Visa Class B stock in association with Visa’s initial public offering. During the six months ended June 30, 2008, we also recognized $548,000 of bank-owned life insurance income from a policy purchased in September 2007, with no corresponding income in 2007. The increase in noninterest income was partially offset by a $1.1 million decline in fee income primarily due to decreased non-sufficient funds fees and lower savings account service charges.

Noninterest expense increased by $4.7 million, or 16.7%, to $32.7 million for the six months ended June 30, 2008, from $28.0 million for the six months ended June 30, 2007. The increase in noninterest expense was primarily due to higher salaries and benefits expense of $5.2 million, including salary and benefit costs from the operations of Bankers Financial Mortgage Group. We added experienced staff to our Retail Banking and Commercial Lending teams and had higher share-based compensation expense of $627,000. The increase in share-based compensation expense is attributable to having six months of expense in 2008, compared to approximately two months of expense in 2007, as the Equity Incentive Plan was adopted in May 2007. The increase in noninterest expense was partially offset by lower outside professional services expense of $669,000 due to the reversal of $446,000 of the VISA litigation liability recorded in the fourth quarter of 2007 and decreased management and consulting fees.
Financial Condition as of June 30, 2008
Total assets increased by $201.1 million, or 12.1%, to $1.86 billion at June 30, 2008, from $1.66 billion at December 31, 2007. The increase primarily resulted from growth of $128.6 million in our net loan portfolio and $125.3 million in securities held to maturity. The increase in assets was partially offset by a decline of $55.9 million in securities available for sale due to normal maturities and paydowns.
Our net loan portfolio, including loans held for sale, increased $128.6 million, or 13.9%, from $921.8 million at December 31, 2007, to $1.05 billion at June 30, 2008. The increase was primarily due to escalated loan production in our residential and commercial real estate portfolios. Through Bankers Financial Mortgage Group, we have originated $246.3 million in one- to four-family mortgage loans in 2008, of which $129.7 million has been sold or committed for sale to outside investors and $116.6 million has been retained in our loan portfolio. As a result, our one-to four- family mortgage loan portfolio, including loans held for sale, has grown to $452.4 million at June 30, 2008, an increase of $106.4 million, or 30.8%, from December 31, 2007. Also, we have experienced significant growth in our commercial and business real estate loans, as this portfolio has increased $76.3 million from $252.1 million at December 31, 2007, to $328.4 million at June 30, 2008. The increase in net loans has been partially offset by a reduction in our consumer loans, particularly auto loans, which decreased by $59.2 million, or 25.5%, from December 31, 2007.

The below table shows our mix of loans, including loans held for sale, at June 30, 2008, and December 31, 2007:

	June 30,		December 31,
	2008		2007
Mortgage loans:
One-to four-family	$452,364	42.76%	$345,952	37.30%
Commercial and business	328,400	31.04	252,140	27.19
Home Equity	89,871	8.49	85,064	9.17

Total mortgage loans	870,635	82.29	683,156	73.66

Automobile loans	145,900	13.79	202,973	21.89
Other consumer loans	26,881	2.54	28,977	3.13
Business non-mortgage loans	14,590	1.38	12,278	1.32

Total non-mortgage loans	187,371	17.71	244,228	26.34

Gross loans	$1,058,006	100.00%	$927,384	100.00%

Our securities portfolio increased by $69.4 million, or 12.3%, due to the purchase of $149.6 million in securities, including $116.6 million of 15 year agency mortgage-backed securities, which we designated as held-to-maturity. The increase was partially offset by maturities and paydowns totaling $73.9 million during the six months ended June 30, 2008.
Total deposits increased by $109.5 million, or 8.4%, from $1.30 billion at December 31, 2007, to $1.41 billion at June 30, 2008. This increase was primarily due to growth of $82.4 million in time deposits and $26.0 million in savings and money market accounts. Interest-bearing demand accounts have increased by $10.0 million as a result of the introduction of new interest-bearing checking products, while non-interest-bearing demand balances decreased by $8.8 million.
Total shareholders’ equity decreased by $2.7 million, or 1.3%, to $201.1 million at June 30, 2008, from $203.8 million at December 31, 2007. The decrease in shareholders’ equity was primarily due to a decrease in accumulated other comprehensive income of $4.4 million, which was partially offset by net income of $3.0 million. The decrease in accumulated other comprehensive income was primarily caused by an unrealized market value loss in collateralized debt obligations held in our securities portfolio. Depository institutions comprise at least 75% of the underlying issuers in each of these securities, with the remainder being insurance companies. The unrealized losses in these collateralized debt obligations are related to recent events in the mortgage market more so than to current levels of interest rates or changes in credit quality. These events have lowered investor demand, which has resulted in lower prices, causing these securities to have unrealized losses. We have not recognized any impairment charges related to our securities portfolio. During the six months ended June 30, 2008, we repurchased 89,802 shares of our common stock, resulting in a $1.4 million increase in treasury stock. Shareholders’ equity was further reduced by dividend payments of $0.06 per share in the first quarter of 2008 and $0.07 per share in the second quarter of 2008 to minority shareholders totaling $1.4 million.

About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 28 branches and 11 loan production offices. For more information, please visit www.viewpointbank.com.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this release and factors set forth under Risk Factors in our Form 10-K. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$71,503	$73,478
Securities available for sale, at fair value	487,020	542,875
Securities held to maturity	145,361	20,091
Loans, net of allowance of $7,278 — June 30, 2008, $6,165 — December 31, 2007	1,050,416	921,822
Federal Home Loan Bank stock	8,810	6,241
Bank-owned life insurance	27,045	26,497
Premises and equipment, net	40,803	40,862
Accrued interest receivable and other assets	28,317	26,338

Total Assets	$1,859,275	$1,658,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$176,337	$185,149
Interest-bearing demand	86,905	76,948
Savings and money market	604,692	578,728
Time	539,152	456,768

Total deposits	1,407,086	1,297,593
Federal Home Loan Bank advances	189,311	128,451
Repurchase agreement	25,000	—
Other liabilities	36,769	28,366
Total shareholders’ equity	201,109	203,794

Total Liabilities and Shareholders’ Equity	$1,859,275	$1,658,204

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest and dividend income
Loans, including fees	$15,281	$13,751	$29,606	$27,255
Securities	7,394	6,214	14,759	11,342
Interest-bearing deposits in other financial institutions	413	759	791	1,987
Federal Home Loan Bank stock	117	48	181	98

	23,205	20,772	45,337	40,682

Interest expense
Deposits	8,888	9,306	17,990	17,957
Federal Home Loan Bank advances and other borrowings	1,888	822	3,533	1,523

	10,776	10,128	21,523	19,480

Net interest income	12,429	10,644	23,814	21,202
Provision for loan losses	1,506	590	2,637	1,582

Net interest income after provision for loan losses	10,923	10,054	21,177	19,620

Noninterest income	8,198	6,225	16,237	12,217
Noninterest expense	16,849	14,250	32,718	28,036

Income before income tax expense	2,272	2,029	4,696	3,801
Income tax expense	833	714	1,719	1,387

Net income	$1,439	$1,315	$2,977	$2,414

Basic and diluted earnings per share	$0.06	$0.05	$0.12	$0.09

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income (unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP net income	$1,439	$1,315	$2,977	$2,414

Share-based compensation expense, net of tax	255	132	546	132
Reversal of Visa litigation liability due to Visa IPO proceeds, net of tax	(63)	—	(294)	—
Gain on redemption of Visa Class B shares due to Visa IPO proceeds, net of tax	—	—	(504)	—

Non-GAAP net income	$1,631	$1,447	$2,725	$2,546

Basic and diluted non-GAAP earnings per share	$0.07	$0.06	$0.11	$0.10

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data (unaudited)
(Dollar amounts in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	25,211,327	25,897,586	25,214,915	25,843,469
Less: Average unallocated ESOP shares	(781,144)	(873,984)	(792,749)	(885,523)
Average unvested restricted shares	(393,264)	(184,707)	(411,736)	(92,864)

Average shares	24,036,919	24,838,895	24,010,430	24,865,082
Diluted average shares	24,036,919	24,838,895	24,010,430	24,865,082

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,080,257)	(246,227)	(1,080,257)	(246,227)

Total shares outstanding	25,128,701	25,962,731	25,128,701	25,962,731

Branch Data:
Number of branches (including in-store locations and loan production offices)	39	33	39	33
Number of in-store branches	12	15	12	15

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.31%	0.33%	0.33%	0.31%
Return on equity (ratio of net income to average equity)	2.82%	2.44%	2.91%	2.24%
Net interest rate spread	2.28%	2.14%	2.25%	2.19%
Net interest margin	2.85%	2.87%	2.85%	2.90%

Asset Quality Data and Ratios:
Non-performing loans	$3,457	$3,660	$3,457	$3,660
Non-performing assets to total assets	0.25%	0.29%	0.25%	0.29%
Non-performing loans to total loans	0.33%	0.40%	0.33%	0.40%
Allowance for loan losses to non-performing loans	210.53%	168.47%	210.53%	168.47%
Allowance for loan losses to total loans	0.69%	0.67%	0.69%	0.67%